UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2013

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Events

On August 8, 2013, Nektar Therapeutics (“Nektar”) held a Webcast conference call to review its financial results for the quarter ended June 30, 2013. On that call, Nektar reiterated its prior guidance that revenue for 2013 was estimated to be between $200 million to $210 million, which included the projected recognition of a $70 million milestone payment planned to be received later in 2013 in connection with the acceptance by the United States Food and Drug Administration (“FDA”) of the New Drug Application filing for naloxegol (the “NDA Milestone”). Due to an amendment of the naloxegol license agreement entered into between AstraZeneca and Nektar also on August 8, 2013 (the “Amendment”), we are now modifying our GAAP revenue guidance estimate to between $130 million and $140 million to reflect the risk sharing arrangement in the Amendment with respect to pre-approval cardiovascular clinical study requirements required by the FDA, if any. As a result, although we estimate that the NDA Milestone will be received in 2013 and it is included in our cash position guidance for 2013, we do not expect to recognize revenue from the NDA Milestone in 2013 under generally accepted accounting principles (GAAP). There is no change to our anticipated 2013 year-end cash position guidance for which we continue to expect cash and investments in marketable securities as of December 31, 2013 to be approximately $200 million.

For information regarding the material terms and conditions of the Amendment, please refer to Item 1.01 of the Current Report on Form 8-K filed by Nektar with the Securities and Exchange Commission on August 8, 2013. The financial guidance set forth in this filing constitutes forward-looking statements which are subject to important risks and uncertainties including unplanned revenue shortfalls, unplanned expenses or liabilities, and expenses being higher than planned, any of which could significantly and adversely affect our actual 2013 financial results, as well as other important risks and uncertainties set forth in Nektar’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2013. Actual financial results could differ materially from these forward-looking statements and Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	August 9, 2013